Exhibit 16


April 27, 2001

Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for Performance Industries, Inc. and on March 22, 2000 we reported on the consolidated financial statements of Performance Industries, Inc. and subsidiaries as of and for the year ending December 31, 1999. On February 28, 2001 Performance Industries, Inc. informed us that we will no longer be the independent accountants for Performance Industries, Inc. We have read Performance Industries, Inc. statements included under Item 4 of its Form 8 K and we agree with such statements.


/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Phoenix, Arizona